                                                                  Exhibit 10.5
                                                                 --------------

                                                           [BF Draft -- 5-29-96]
                                                           [BF Draft -- 6-10-96]
                                                           [BF Draft -- 6-11-96]
                                                           [BF Draft -- 6-14-96]
                                                           [BF Draft -- 6-18-96]

                                      FORM
                                       OF
                              MANAGEMENT AGREEMENT


          This Management Agreement (this "Agreement") is made and entered into as of this _____ day of ___________, 199_, by and between AGH LEASING, L.P., a Delaware limited partnership, with offices located at 3860 W. Northwest Highway, Suite 300, Dallas, Texas 75220 ("Lessee") and AMERICAN GENERAL HOSPITALITY, INC., a Texas corporation, with offices located at 3860 W. Northwest Highway, Suite 300, Dallas, Texas 75220 ("Manager").

                                   RECITALS:
                                   ---------

          A. American General Hospitality Operating Partnership, L.P., a Delaware limited partnership (the "Partnership"), has acquired fee or leasehold title to, or ownership of the partnership or limited liability company that owns fee or leasehold estate title to, the ______________________ (the "Hotel") located at ____________________________ in ___________________________.

          B. The Hotel has been leased to Lessee pursuant to that certain Lease Agreement (the "Participating Lease") dated ___________________________________.

          C. Lessee has agreed to engage Manager to manage, or to continue to manage, as the case may be, the Hotel on the terms and conditions hereinafter set forth, effective as of the closing of the initial public offering of shares of Common Stock in American General Hospitality Corporation (the "Effective Date").


                                   ARTICLE I.
                                      TERM
                                      ----

     Section 1.1. Term.  The term shall commence on the Effective Date and,
     -----------------
unless earlier terminated in the manner provided herein, shall continue for a period of 12 years from the Effective Date (the "Term"). In the event that the term of the Participating Lease (as the same may be modified, amended, extended or renewed from time to time) expires (whether by its own terms, by agreement of the parties thereto or by reason of an event of default thereunder) prior to or after the scheduled expiration of the Term, the Term of this Agreement shall be correspondingly shortened or lengthened, so that the Term of this Agreement shall be coterminous with the term of the Participating Lease.

                                  ARTICLE II.
                      MANAGER'S DUTIES AND AUTHORIZATIONS
                      -----------------------------------

     Section 2.1.  Manager's Duties and Authorizations.  Manager acknowledges
     -------------------------------------------------
that it has received and reviewed a copy of the Participating Lease and the Franchise License Agreement and agrees to maintain and manage the Hotel in accordance with the terms thereof. Manager, on behalf of Lessee and at Lessee's expense as provided for in this Agreement, shall direct and be responsible for the operation of the Hotel in accordance with the terms of this Agreement, the Participating Lease and the Franchise License Agreement. Manager is hereby exclusively authorized, and shall have the responsibility, to direct the day-to-day activities of the Hotel and establish all policies and procedures relating to the management and operation of the Hotel, subject to the terms and conditions of this Agreement, the Participating Lease and the Franchise License Agreement. Except as herein specifically provided to be "at the expense of Manager", or similar specific language, all cost(s) and expense(s) incurred by Manager in connection with the performance of its obligations hereinafter set forth shall be Operating Costs (as defined in Exhibit "B") and accordingly shall be paid from the Hotel Account(s) (as hereinafter defined in Section 3.1(d)). Manager, during the Term, shall have the following duties and obligations:

          (a)   Allocation of Costs under Participating Lease.  Pursuant to the
                ---------------------------------------------
     terms of the Participating Lease, certain costs are to be paid by the Partnership and certain costs are to be paid by the Lessee. To the extent this Agreement authorizes or directs Manager to pay any such costs, Manager shall pay such costs to the extent of funds in the Hotel Account(s) or the Reserve Fund (as such terms are defined below), and shall maintain records and accounts of all such payments for periodic review by the Lessee and the Partnership.

          (b)   Personnel.  Manager is to be the sole judge of the fitness and
                ---------
     qualification of all employees of the Hotel (whether full-time, part-time, temporary, "casual", salaried or hourly, sometimes herein referred to as the "personnel") and is vested with absolute discretion in the hiring, discharging, supervision and direction of such personnel during the course of their employment at the Hotel. It is expressly understood and agreed that all such personnel will be the employees of Manager, and not the Lessee, and, subject to Section 2.1(e), that all costs and expenses related to the personnel shall be Operating Costs and not an expense of Manager and these shall include, but not be limited to, wages, salaries, benefits, bonuses, commissions, vacation, workers compensation insurance programs, unemployment, severance, life, health, accident insurance premiums, retirement programs, payroll processing, other usual and customary direct or indirect compensation items, and employee benefits regularly granted by Manager in the usual course of its management business, as well as all other unusual or non-customary direct or indirect compensation items and other employee benefits not regularly granted in the usual course of business but which Manager has disclosed to, and which have been approved by, Lessee ("Extra Benefits") (all of the foregoing being herein collectively referred to as

     "Compensation"). Manager shall be responsible, as the employer of all personnel, for the proper and timely reporting and payment (as an expense of the Hotel) of all required governmental charges with respect to the personnel.

               1. Manager will hire, train, supervise, direct the work of, and discharge all personnel of the Hotel. Manager will not discriminate against any employee or applicant for employment because of race, creed, color, sex, age or national origin or any other legally prohibited criteria. Except as stated below, such personnel shall be deemed employees of the Manager, and Lessee shall have no right to supervise or direct employees.

               2. The salaries, wages and other compensation, including social security, taxes and insurance, of any employees not located at the Hotel shall be paid by Manager without reimbursement by Lessee.

               3. In the event that Manager in its reasonable judgment determines that employees of the Manager not located at the Hotel should become full-time, on-site personnel of the Hotel on a temporary basis, subject to Section 2.1(e), the compensation of such employees, to the extent their time is devoted to such Hotel, shall be deemed to be Operating Costs reimbursable to Manager out of the Hotel Account(s).

               4. Notwithstanding anything herein to the contrary, and in addition to any other expenses or compensation payable under any other provisions of this Agreement, members of Manager's internal audit staff, Manager's regional operations and marketing managers, all home-office personnel for Manager's hotel operations, Manager's Accountants (as hereinafter defined), and Manager's construction personnel shall receive complimentary room, food, and beverage services and other amenities at the Hotel during their visits to the Hotel if such personnel must travel to the Hotel to work on a specific project for the Hotel's benefit, and Manager shall be entitled to payment or reimbursement for any reasonable travel related expenses, including air and ground transportation with respect thereto.

               5. Manager may, on occasion, transfer employees from one hotel to another, or secure the employment of a person that is not a resident of the same city as the Hotel. In this instance, Manager shall use the most economical method of relocating the employee and, with Lessee's prior approval, charge all expenses of relocation to the Hotel.

               6. Any relocated or newly hired personnel (including spouse and dependent children, if any), may receive complimentary room, food and beverage service in the Hotel (not to exceed two residential units) for a period up to ninety (90) days from the date such personnel commence work at the Hotel.

               7. Manager shall provide all eligible personnel with its standard benefits package and bonus program, and, if applicable, the Extra Benefits, in effect from time to time, the cost of which shall be Operating Costs. It is understood that certain executive employees of Manager will participate in the Property level bonus plan as an incentive to maximize revenues and profits, and these shall be Operating Costs, provided that in no event will the aggregate cost of any bonuses paid to such executive employees of Manager during any Term Year with respect to the Hotel exceed $25,000.

               8. So long as Manager is not in default hereunder, Lessee shall not interfere with or give orders or instructions to the personnel employed at the Hotel.

               9. Except as otherwise herein provided, Manager shall be reimbursed for travel and other reasonable and necessary out-of-pocket expenses incurred by Manager or the personnel in the performance of the duties imposed hereunder.

               10. Except as otherwise herein provided, the reasonable and necessary costs, fees, compensation and other out-of-pocket expenses of any persons engaged by Lessee or Manager to perform duties of a special nature, directly related to the operation of the Hotel, including but not limited to, attorneys, auditors, and the like, shall be Operating Costs.

               11. Manager agrees that it will consult with Lessee regarding the hiring, transferring, or terminating of the General Manager and Director of Sales for the Hotel. Lessee shall be afforded an opportunity to review the resumes of, and to interview, the candidates that Manager deems to be the best candidate(s) for each such position. Manager and Lessee shall consult with each other concerning such decisions, and Manager agrees to give serious consideration to the views of Lessee, but in the event Manager and Lessee are not able to reach a mutually agreeable decision, the decision of Manager shall control.

          (c)  Hotel Policies.  Manager shall determine the terms of guest
               --------------
     admittance to the Hotel, room rates, and use of rooms for commercial purposes, subject to the right of Lessee to identify from time to time certain individuals who shall be entitled to receive complimentary rooms as guests of Lessee.

          (d)  Bank Accounts.  On or before the effective date, Manager shall
               -------------
     open the following "Hotel Accounts" and establish the following cash management procedures:

               1. Manager shall open two accounts (respectively, the "Depository Account" and the "General Manager's Account") with a banking institution acceptable to Lessee which accounts shall be in the name of the Hotel and shall have as authorized signatories for check writing and withdrawals any one among Lessee, Lessee's nominee, Manager's chief executive officer, and such nominees of Manager as Lessee shall approve in writing. Upon the opening of the General Manager's Account, Lessee shall immediately deposit therein a sum estimated by Lessee and Manager to be necessary for certain payments required or customarily made to vendors through the issuance of a check from an account maintained with a local banking institution. Thereafter, Lessee shall from time to time deposit such amounts as Manager and Lessee agree are necessary to replenish the General Manager's Account in order to continue to provide for payments to local vendors as described in the immediately preceding sentence. Manager shall on a daily basis cause (i) all cash receipts and the proceeds of credit card receipts, in each case generated from the management and operation of the Hotel, to be deposited into the Depository Account, and (ii) all amounts in the Depository Account, in excess of any minimum required by law or the local banking institution with which the Depository Account is maintained, to be deposited into the Operating Account (as defined below). Without the prior written consent of Lessee, neither Manager nor any of its nominees shall cause any checks to be issued or otherwise permit amounts to be withdrawn from the Depository Account, except for the daily deposits into the Operating Account contemplated hereunder.

               2. Manager shall open an account (the "Operating Account") with a banking institution acceptable to Lessee, which account shall be in the name of the Hotel and shall have as its authorized signatories for check writing and withdrawals any one among Lessee, Lessee's nominee, Manager's chief executive officer, and such nominees of Manager as Lessee shall approve in writing. Upon the opening of the Operating Account, Lessee shall immediately deposit into the Operating Account a sum estimated by Lessee and Manager to be necessary for the initial operation of the Hotel.

               3. Manager shall cause all amounts remaining in the Operating Account at the end of each month, after the payment and disbursement of such amounts contemplated under the terms hereof or approved by Lessee, including any allowances for checks written and not yet presented for payment against the Operating Account, to be transferred to Lessee.

               4. It is expressly agreed that Manager shall in no event have or suffer any liability or responsibility whatsoever for lost funds or the unavailability of funds deposited in any of the Hotel Accounts resulting from the errors or omissions of any bank where such account is maintained (unless the failure to correct same results from Manager's negligence or intentional acts) or the failure, closing and/or restructuring thereof. Manager agrees that each nominee or designee of Manager who is an authorized signatory of the Hotel Accounts shall be a bonded employee of Manager and Manager shall supply to Lessee copies of such bonds or insurance; the expense of obtaining and maintaining such insurance and bonds shall be borne exclusively by Manager. Notwithstanding anything to the contrary contained herein, neither Manager nor any of its nominees or designees authorized to issue checks or disburse funds under the Hotel Accounts shall make any payment in respect of, or otherwise settle any claims arising under, any obligations owed or arising prior to one day following the Effective Date.

               5. As agent for Lessee, Manager shall collect all income arising from the operation of the Hotel, however arising, and shall deposit same in the Hotel Accounts.

          (e)  Operating Budget.
               ----------------

               1. Manager and Lessee have agreed to a budget ("Operating Budget") for the balance of calendar year 1996, attached hereto as Exhibit __. Hereafter, Manager, not less than sixty (60) days prior to the commencement of each succeeding calendar year, shall submit to Lessee, for Lessee's approval, a proposed Operating Budget for the ensuing full or partial calendar year, as the case may be. Each Operating Budget shall be accompanied by, and shall include an estimated profit and loss statement on a monthly basis generally in accordance with the latest edition of the Uniform System of Accounts as adopted by the Hotel Association of New York City, Inc. and the American Hotel & Motel Association (the "Uniform System of Accounts"), and, a business plan which shall describe business objectives and strategies for the period covered by the Operating Budget. The business plan shall include without limitation an analysis of the market area in which the Hotel competes, a comparison of the Hotel and its business with competitive hotels, an analysis of categories of potential guests, and a description of sales and marketing activities designed to achieve and implement identified objectives and strategies.

               2. Manager shall meet with Lessee to discuss the proposed Operating Budget within 20 days after submitting the proposed Operating Budget to Lessee, and Lessee shall provide a written response to Manager approving or disapproving a proposed Operating Budget within twenty (20) days after the date Manager and Lessee have met to discuss the proposed Operating Budget. If Lessee fails to provide an effective notice disapproving a proposed Operating Budget within such 20-day period, the proposed Operating Budget shall be deemed to be approved. If the proposed Operating Budget contains disputed budget item(s), Lessee and Manager agree to cooperate with each other in good faith to resolve the disputed or objectionable proposed item(s). In the event (A) Lessee and Manager are not able to reach mutual agreement concerning any disputed or objectionable item within a period of twenty (20) days after the date Lessee provides written notice of its objections to Manager, then either party shall be entitled to submit the dispute to arbitration in accordance with the provisions of Section 9.2 below. If Lessee and Manager are unable to resolve the disputed or objectionable matter(s) prior to the commencement of the applicable calendar year, the undisputed portions of the proposed Operating Budget shall be deemed to be adopted and approved. The disputed line item(s) shall be adjusted as set forth in the next sentence and shall be substituted in lieu of the disputed item in the proposed Operating Budget. Those disputed line items which represent variable costs from year to year shall be adjusted by increasing the corresponding line items of the Operating Budget for the preceding calendar year by an amount determined by Manager which does not exceed the increase in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, all items (1982-1984=100) (the "CPI"), or any successor or replacement index thereto, for the calendar year prior to the calendar year with respect to which the adjustment to the line item is being calculated. The resulting Operating Budget shall be deemed to be the Operating Budget in effect until such time as Manager and Lessee have resolved the their dispute over item(s) objected to by Lessee.

               3. Manager may revise the Operating Budget from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant, additional, unanticipated items of revenue and expense. Any such revision shall be submitted to Lessee for approval, which approval shall not be unreasonably withheld, delayed or conditioned. Manager may reallocate part or all of the amount budgeted with respect to any line item to another line item in the same Department (below defined), but may not reallocate from one Department to another without Lessee's consent, which shall not be unreasonably withheld or delayed. The term "Department" shall mean and refer to those general divisional categories shown in the Operating Budget (e.g., Room Department or Administration Department), but shall not mean or refer to subcategories (e.g., linen replacement or uniforms) appearing in a divisional category. In addition, in the event actual Adjusted Gross Revenues (as defined on Exhibit "B" hereto) for any calendar period are greater than those provided for in the Operating Budget, the amounts approved in the Operating Budget (for room, food and beverage, telephone, utilities, marketing, and hotel repair and maintenance) for any calendar month shall be automatically deemed to be increased to an amount that bears the same relationship (ratio) to the amounts budgeted for such items as actual Adjusted

          Gross Revenue for such month bears to the budgeted Adjusted Gross Revenue for such month.

               4. Lessee acknowledges that the Operating Budget is intended only to be a reasonable estimate of the Hotel's income and expenses for the ensuing calendar year. Manager shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with the Operating Budget.

          (f)  Operating Statements.  Manager shall prepare and furnish to
               --------------------
Lessee the following statements: (i) within twenty (20) days after the end of each calendar month a detailed profit and loss statement setting forth the results of the Hotel's operations for such calendar month and the calendar year to date, with a comparison to the then current Operating Budget; and a balance sheet setting forth the results of the Hotel's operations for the calendar year to date and the previous calendar year; and (ii) within twenty (20) days after the end of each calendar year, a balance sheet, together with a comparison to the previous calendar year, a related statement of profit and loss (including all supporting departmental schedules of revenues and expenses), together with a comparison to the previous calendar year, and having annexed thereto a computation in reasonable detail of the Basic Management Fee and the Incentive Management Fee for such calendar year; and such other additional (operating) statements, computations and reports as Lessee shall reasonably request.

          (g)  Capital Budgets.
               ---------------

               1. Manager and Lessee have agreed to a capital budget ("Capital Budget") for the balance of calendar year 1996, attached hereto as Exhibit __. Thereafter, Manager, not less than sixty (60) days prior to the commencement of each succeeding calendar year, shall submit to Lessee for its written approval, a recommended Capital Budget for the ensuing full or partial calendar year, as the case may be. Each Capital Budget shall address furnishings, equipment, and Hotel capital replacement items as shall be required to operate the Hotel in accordance with the standards referred to in the applicable Franchise License Agreement. Manager, to the extent it is able to do so without compromising compliance with the minimum standards required under the terms of the Franchise License Agreement, shall take into consideration the amount of funds available to pay for the proposed capital expenditures. Manager shall also identify for Lessee those projects that are required to meet the minimum standards of the Franchise License Agreement and give priority to such items. Lessee and Manager shall meet within twenty (20) days after submission of each proposed Capital Budget to discuss the proposed Capital Budget. If the Lessee does not approve a proposed Capital Budget by the beginning of a calendar year, Manager shall be allowed to spend annually (until a Capital Budget is approved by Lessee) an amount up to the amount of the Reserve Fund (as defined below) for such items which the franchisor has indicated are necessary to maintain the franchise license under the Franchise License Agreement.

               2. Manager, at Lessee's expense, shall be responsible for supervising the design, installation and construction of alterations or additions to, or rebuilding or renovation of, the Hotel, including any additions to Hotel furnishings and equipment (collectively, "Capital Improvements"). These services shall be entitled "Technical Services", and Lessee agrees to reimburse the Manager for Manager's actual reasonable expenses incurred in performing these services. These reimbursements shall include a reasonable allocation (as determined in good faith by the Manager) of the salaries, bonuses, benefits, travel, and related expenses incurred by Manager's personnel in the performance of these services in accordance with a Capital Budget previously approved by Lessee.

               3. Lessee shall have the right to approve and inspect Capital Improvements. Any mortgagee having a lien on either the Partnership's or the Lessee's estate in the Hotel (the "Mortgagee") shall also have any right of approval or inspection of the Capital Improvements set forth in the mortgage, deed of trust or other loan documents (collectively, the "Financing Documents").

               4. After a Capital Budget has been adopted, it shall be subject to review and modification in the event unpredicted or unanticipated capital expenditures are required during any calendar year. Manager and Lessee each agree not to unreasonably withhold or delay its consent to a proposed modification of a Capital Budget. Any amendment that is mutually agreed upon shall be set forth in writing and signed by all parties. The provisions of this
Section 2.1 (g) are supplemental to, and not in limitation on, Section 3.1 (e) below.

          (h)  General Maintenance and Non-Capital Replacements.  Manager shall
               ------------------------------------------------
supervise the maintenance, repair and replacement of fixtures, furnishings and equipment, regardless whether such expenditures are expensed or capitalized and amortized.

          (i)  Operating Equipment.  Manager shall select and purchase all
               -------------------
operating equipment for the Hotel such as linens, utensils, uniforms and other similar items.

          (j)  Operating Supplies.  Manager shall select and purchase all
               ------------------
operating supplies for the Hotel such as food, beverages, uniforms, cleaning materials, and other consumable items.

          (k)  Accounting Standards.  Manager shall maintain the books and
               --------------------
records reflecting the operations of the Hotel in accordance with the Uniform System of Accounts in conformity with generally accepted accounting principles ("GAAP") consistently applied and in a manner which permits an audit in accordance with generally accepted auditing standards. The Hotel level generated accounting records reflecting detailed day-to-day transactions of the Hotel's operations shall be kept by Manager at the Hotel or at Manager's corporate headquarters, or at such other location as Manager shall reasonably determine. Manager agrees upon request to cooperate in good faith with Lessee and its designees to facilitate an examination or audit of such books and records.

          (l)  Marketing and Advertising.  Manager shall advertise and promote
               -------------------------
the Hotel in coordination with the sales and marketing programs approved in the Operating Budget. Manager may cause the Hotel to participate in sales and promotional campaigns and activities involving complimentary rooms which are intended to benefit the business of the Hotel. Manager, in marketing and advertising the Hotel, shall have the right to use marketing and advertising services of Manager's off-site personnel which shall be charged as Operating Costs.

          (m)  Permits and Licenses.  Manager shall be responsible for obtaining
               --------------------
and maintaining all licenses and permits that are necessary to enable Manager to operate the Hotel in accordance with the terms of this Agreement and the Franchise License Agreement. In addition, Manager shall upon request cooperate with and assist Lessee in obtaining the various permits and licenses that are allowed or required to be held in the name of either or both of Lessee and the Partnership that are necessary to enable Manager to operate the Hotel. Manager shall use all reasonable efforts, to the extent within its control, to comply with the terms and conditions of all licenses and permits issued with respect to the Hotel and the business conducted at the Hotel, including without limitation the terms and conditions of the Franchise License Agreement.

          (n)  Lessee Meetings.  A representative of Manager's corporate staff
               ---------------
and the Hotel's general manager shall meet with Lessee's Representatives quarterly to review and discuss the previous and future quarter's operating statement cash flow, budget, capital expenditures, important personnel matters and the general concerns of Lessee and Manager ("Quarterly Lessee's Meeting").

          (o)  Insurance.  Manager shall procure and maintain throughout the
               ---------
Term the insurance coverages set forth on Exhibits "C" and "D" and in accordance with the Participating Lease. To the extent that the insurance requirements in the Participating Lease are more stringent, onerous or extensive than those set forth on Exhibits "C" and "D", the provisions in the Participating Lease shall control. Manager may elect to purchase certain insurance coverages that are loss sensitive. Such policies are broad in coverage and cost efficient to the operation of the Hotel but carry with them a degree of risk. Manager may incur additional costs as a result of poor loss experience during the policy year or may receive a return for good experience. Manager is responsible for the additional premium risks and shall be entitled to all returns associated with such coverages at no additional cost or liability to the Lessee or any of the other insured parties.

          (p)  Lease and Concession Agreements.  Manager shall consult with
               -------------------------------
Lessee to determine the desirability of entering into lease and concession agreements to provide activities or services such as the food and beverage facilities for the benefit of the Hotel and its guests. In situations in which it is mutually determined to be desirable to enter into lease or concession agreements, Manager shall assist Lessee to the extent requested in identifying suitable lessees and concessionaires, negotiating mutually agreeable lease and concession agreements, and monitoring the performance of the lessees and concessionaires under the agreements. Except for leases and concession agreements with any person or entity holding the liquor license for the Hotel, the revenues and income generated by a lessee or concessionaire shall be excluded from Gross Revenues, but Gross Revenues shall include all rental or other payments made to Lessee pursuant to the provisions of such agreements.

          (q)  Taxes and Assessments.  Manager shall annually review and submit
               ---------------------
statements of all real estate and personal property taxes and all assessments affecting the Hotel, including, to the extent applicable, any common areas or common elements with respect to multiparty cost sharing obligations applicable to the Hotel to Lessee, and Manager shall recommend payment thereof or appeal therefrom. Manager shall file all personal property tax returns for the Hotel.

          (r)  Compliance with Law.  Subject to the availability of funds in
               -------------------
accordance with this Agreement, Manager shall use all reasonable efforts to comply with all laws, ordinances, regulations, and requirements of any federal, state, or municipal government that are applicable to the use and operation of the Hotel, as well as with all orders and requirements of the local fire department; provided, however, that Lessee shall have the right to contest by proper legal proceedings, the validity of any such law, ordinance, rule, regulation, order, decision or requirement and may postpone compliance therewith to the extent and in the manner provided by law until final determination of any such proceedings. Manager promptly shall notify Lessee in writing of all notices of legal requirements applicable to the Hotel that are received by Manager and of any non-compliance matters which to cure would require the expenditure of funds in excess of the amounts allocated therefor in either the Operating Budget or the Capital Budget.

          (s)  Satisfaction of Obligations.  From and to the extent that funds
               ---------------------------
are available in the Hotel Accounts, Manager agrees to pay, when due, the costs and expenses described on Exhibit "A" hereto, and to comply with all other covenants and obligations of the Lessee relating to the operation and maintenance of the Hotel contained in the Participating Lease and in all equipment leases, utility contracts, concession agreements, leases for retail or commercial space, service and maintenance contracts, the Franchise License Agreement and, if requested by Lessee, the Financing Documents, to the extent that compliance therewith is within the reasonable control of Manager by reason of its management and operation of the Hotel pursuant to this Agreement; provided, however, that if compliance with any of the provisions in the Financing Documents will materially conflict with Manager's rights and obligations under the Agreement, Lessee shall use its best efforts to reconcile the conflict to the reasonable satisfaction of the holder of the Financing

Documents and Manager but, in any event, Lessee shall indemnity and hold Manager harmless from any loss, claim or expense in any way arising from any irreconcilable conflict. The indemnity set forth in this Section 2.1(s) shall survive any termination of this Agreement.

          (t)  Requests for Information.  Manager shall respond, with reasonable
               ------------------------
promptness, to any information requests made in accordance with the Financing Documents, to the extent such information is required to be furnished by Manager to Lessee pursuant to this Agreement. Any additional information or reports shall be provided by Manager only if Lessee so directs Manager in writing and, to the extent such information or reports are not being prepared for Lessee in the ordinary course of business pursuant to this Agreement, Lessee agrees to pay the reasonable expenses of preparing such information and reports.

          (u)  Tax and Insurance Accruals.  If requested by Lessee or required
               --------------------------
by the Mortgagee, Manager shall accrue and set aside on a monthly basis a portion (as Lessee or such Mortgagee shall designate) of Gross Revenues for the payment of real estate and personal property taxes and insurance premiums, and such accruals shall be deposited with the Mortgagee, if so required by the Financing Documents or otherwise approved by Lessee, or in a separate account and not commingled with other operating accounts for Hotel operations generally.


                                  ARTICLE III.
                              LESSEE'S OBLIGATIONS
                              --------------------

          Section 3.1.  Lessee's Obligations.  During the Term, Lessee shall
          ----------------------------------
have the obligations set forth below:

          (a)  Hotel Franchise License Agreement.  Lessee shall comply with all
               ---------------------------------
the terms and conditions of the Hotel's franchise license agreement (the "Franchise License Agreement") to the extent that compliance therewith is within the control of the Lessee and use its best efforts to keep the Franchise License Agreement in full force and effect from the Effective Date through the remainder of the Term. Nothing in this Agreement shall be interpreted in a manner which would relieve Lessee of any of its obligations under the Franchise License Agreement.

          (b)  Licenses and Permits.  Lessee shall use its best efforts to
               --------------------
obtain and maintain (or shall cause to be obtained and maintained), with Manager's assistance and cooperation as needed, all governmental permissions, licenses and permits required or allowed to be held in either Lessee's or the Partnership's name that are necessary to enable Manager to operate the Hotel in accordance with the terms of this Agreement, the Participating Lease and the Franchise License Agreement.

          (c)  Intentionally Omitted.
               ---------------------

          (d)  Operating Funds.  Lessee shall provide all funds necessary to
               ---------------
enable Manager to manage and operate the Hotel in accordance with the terms of this Agreement, the Franchise License Agreement, the Participating Lease and the Financing Documents. Lessee agrees to deliver to Manager for deposit into the General Manager's Account on the Effective Date the amount specified on Exhibit "A", which amount shall be the "Minimum Balance" to be maintained by Lessee in the General Manager's Account throughout each calendar year during the Term. The Minimum Balance shall serve as working capital for the Hotel's operations. Within five (5) business days of Manager's written request, Lessee agrees to furnish Manager with sufficient funds to make up any deficiency in Minimum Balance in the General Manager's Account. From time to time, Manager may request additional funds for Operating Costs (an "Operating Deficit Advance") which shall be based on anticipated cash shortfalls shown on the cash flow projection delivered to Lessee or incurred cash shortfalls. If Manager determines, in its good faith business judgment, that the amount of the Minimum Balance and the Operating Deficit Advance are insufficient adequately to meet the working capital needs for the Hotel's operations, Manager shall notify Lessee and attempt to reach agreement on an adjustment to the amount of the Minimum Balance and/or Operating Deficit Advance. In the event Lessee and Manager are unable to agree after a period of 30 days, Manager may submit such matter to arbitration pursuant to Section 9.2 below. Lessee shall be responsible for providing funds to cover any shortfall in working capital for the Hotel.

          (e)  Capital Funds.  Subject to the terms of the Capital Budget
               -------------
approved by the Lessee, Manager is directed by Lessee to utilize the Capital Expenditure Reserve (as defined in the Participating Lease) for renovation programs, furnishings, equipment and ordinary Hotel capital replacement items as are required from time to time (i) to maintain the Hotel in good order and repair; (ii) to comply with the standards referred to in the Franchise License Agreement; (iii) to comply with applicable governmental regulations and orders; and (iv) to comply with the Capital Budget, subject to the restrictions contained in the Participating Lease. Any expenditures for capital replacements during any calendar year which have been included in an approved Capital Budget may be made without Lessee's additional approval and shall be made by Manager from the Capital Expenditure Reserve. To the extent the Capital Expenditure Reserve is insufficient at a particular time or to the extent the Capital Expenditure Reserve plus anticipated contributions for the ensuing calendar year is less than budgeted expenditures in an approved Capital Budget for the ensuing calendar year, then in either such event, Manager shall give Lessee written notice thereof at least 45 days before the anticipated date such funds will be needed. Manager shall not dispose of any capital item or group of capital items having a value in excess of $10,000 without Lessee's prior written consent unless the disposal and replacement of such capital item or group of capital items has been contemplated in the applicable Capital Budget. To the extent that any expenditure under this Section 3.1 (e) shall exceed $20,000, Manager shall first solicit bids from at least three different reputable and qualified third parties and the lowest of the bidders shall be selected unless waiver of the bid process or acceptance of a higher bid has been approved by Lessee in writing. Manager shall maintain complete records of all capital expenditures with respect to the Hotel and shall provide the Lessee and its designees access to all such records at any time.

          (f)  Payments to Manager.  Lessee shall promptly pay to Manager all
               -------------------
amounts due Manager under this Agreement, subject to the provisions of Paragraphs 9 and 10 of Exhibit "B".

          (g)  Lessee's Representative.  Lessee shall appoint two or more
               -----------------------
representatives to represent Lessee in all matters relating to this Agreement and/or the Hotel ("Lessee's Representatives"). Lessee's initial Lessee's Representatives shall be the individuals named on Exhibit "A". Manager shall have the right to deal solely with the Lessee's Representatives on all such matters. Manager may rely upon statements and representations of any one of Lessee's Representatives (without the joinder of the others) as being from and binding upon Lessee. Lessee may change one or more of its Lessee's Representatives from time to time by providing written notice to Manager in the manner provided for herein. Lessee shall cause one or more of the Lessee's Representatives or designated substitutes to attend all Quarterly Lessee's Meetings.

          (h)  Lessee's Right of Inspection and Review.  Lessee and its
               ---------------------------------------
designees and their respective accountants, attorneys, agents and other representatives and invitees, shall have the right to enter upon any part of the Hotel at all reasonable times during normal business hours and during the term of this Agreement for the purpose of examining, repairing or inspecting the same, preventing damage to the Hotel, showing the Hotel to prospective purchasers or mortgagees or other parties, auditing, examining or making extracts of books and records of the Hotel, or for any other purpose which Lessee, shall deem necessary or advisable, but the same shall be done with as little disruption to the business of the Hotel as under the circumstances is practicable. Books and records of the Hotel shall be kept at Manager's office in Dallas, Texas, or such other place as the Lessee may hereafter in writing agree. Lessee's rights of examination and audit of the books and records of the Hotel are subject to the provisions of Section 2.1 above.

          (i)  Quiet and Peaceable Operation.  Lessee agrees that Manager
               -----------------------------
shall be entitled to peaceably and quietly possess and operate the Hotel in accordance with the terms of this Agreement, free from molestation, eviction and disturbance by Lessee or by any other person or persons claiming by, through or under Lessee.

                                  ARTICLE IV.
                                MANAGEMENT FEE
                                --------------

          Section 4.1.  Management Fee.  Lessee authorizes Manager to pay itself
          ----------------------------
from the Hotel Account(s) the Basic Management Fees and Incentive Management Fees (hereinafter collectively referred to as the "Management Fees") as defined, calculated and payable in accordance with Exhibit "B".

                                   ARTICLE V.
                              CLAIMS AND LIABILITY
                              --------------------

          Section 5.1.  Claims and Liability.  Lessee and Manager mutually agree
          ----------------------------------
for the benefit of each other to look only to the appropriate insurance coverages in effect pursuant to this Agreement in the event any demand, claim, action, damage, loss, liability or expense occurs as a result of injury to person, damage to property, or any act or omission regardless whether any such demand, claim, action, damage, loss, liability or expense is caused or contributed to by or results from the negligence of Lessee or Manager or their respective subsidiaries, affiliates, employees, partners, directors, officers, agents or independent contractors and regardless whether the injury to person, damage to property or act or omission occurs in and about the Hotel or elsewhere as a result of the performance of this Agreement. Nevertheless, to the extent that insurance proceeds are insufficient or there is no insurance coverage to satisfy the demand, claim, action, loss, liability or expense or that the injuries, damages, acts or omissions are not insured or are not insurable and the same did not arise out of a material breach of this Agreement by Manager or the gross negligence or willful misconduct of Manager, Lessee agrees, at its expense, to indemnify and hold Manager and its subsidiaries, affiliates, partners, officers, directors, employees, agents or independent contractors harmless therefrom and all costs and expenses of defense. For purposes of this Section, any deductible amount under any policy of insurance shall not be deemed to be included as part of collectible insurance proceeds, and Manager shall be indemnified therefor to the extent provided in the foregoing sentence. Manager shall indemnify and hold harmless Lessee, and its respective subsidiaries, affiliates, partners, officers, directors, employees, agents or independent contractors, from all demands, claims, actions, loss, liability and expense which are not covered by insurance and which are determined to have resulted from the gross negligence, willful misconduct or material breach of this Agreement by Manager and its agents or employees in connection with the operation of the Hotel.

          Section 5.2.  Survival.  The provisions of this Article V shall
          ----------------------
survive any cancellation, termination or expiration of this Agreement and shall remain in full force and effect until such time as the applicable statute of limitation shall extinguish all rights to any demands, claims, actions, damages, losses, liabilities or expenses which are the subject of the provisions of this
Article V.


                                  ARTICLE VI.
                        CLOSURE, EMERGENCIES AND DELAYS
                        -------------------------------

          Section 6.1.  Events of Force Majeure.  If at any time during the Term
          -------------------------------------
of this Agreement it becomes necessary, in Manager's opinion, to cease operation of the Hotel in order to protect the Hotel and/or the health, safety and welfare of the guests and/or employees of the Hotel for reasons known to, but beyond the reasonable control of, Manager, such as, but not limited to, acts of war, insurrection, civil strife and commotion, labor unrest, governmental regulations and orders, shortage or lack of adequate supplies or lack of skilled or unskilled employees, contagious illness, catastrophic events or acts of God ("Force Majeure"), then in any such event or similar events Manager may close and cease operation of all or any part of the Hotel, reopening and commencing operation when Manager reasonably determines that such may be done without jeopardy to the Hotel, its guests and employees. Further, Manager and Lessee agree, except as otherwise provided herein, that the time within which a party is required to perform an obligation hereunder shall be extended for a period of time equivalent to the period of delay caused by an event of Force Majeure, but only to the extent that delay is caused or contributed to by a specific event of Force Majeure.

          Section 6.2.  Emergencies. If an emergency condition should exist
          -------------------------
which requires that immediate repairs or replacements be made for the preservation or protection of the Hotel or persons in the Hotel, or to assure the continued operation of the Hotel (for purposes of this Section, an emergency condition shall include any situation or circumstance that is reasonably estimated to require corrective action within a period of seventy-two (72) hours or less), Manager is authorized to take all actions and to make all expenditures necessary to repair and correct such condition, regardless whether provisions have been made in the applicable budget for such emergency expenditures. Expenditures made by Manager in connection with an emergency shall be paid, in Manager's sole discretion, out of the Hotel Account(s) to the extent funds are available and, if not, from the Reserve Fund. Lessee shall to the extent required to meet current obligations immediately replenish such funds. Manager shall endeavor to communicate with Lessee prior to making any expenditures to correct an emergency condition, but in any event shall promptly notify Lessee after the emergency expenditures have been made.


                                  ARTICLE VII.
                           CONDEMNATION AND CASUALTY
                           -------------------------

          Section 7.1.  Condemnation.  If the Hotel is taken in any eminent
          --------------------------
domain, expropriation, condemnation, compulsory acquisition or similar proceeding by any competent authority, this Agreement shall automatically terminate as of the date of taking or condemnation. Manager shall have the right to file a claim with the appropriate authorities for the loss of Management Fee income for the remainder of the Term and any extension thereof because of the condemnation or taking; provided, however, that the filing of any such claim or the payment of any award to Manager as a result thereof shall in no way diminish or affect the amount or payment of any award which may be claimed by the Partnership or the Lessee. Subject to contrary provisions in any Financing Documents and the Participating Lease, if only a portion of the Hotel is so taken and the taking does not make it unreasonable or imprudent, in the reasonable opinion of Lessee and Manager, to operate the remainder as a hotel of the type and class immediately preceding such taking, this Agreement shall not terminate provided that any compensation shall be used to render the Hotel a complete and satisfactory architectural unit as a hotel of the same type and class as it was immediately preceding such taking or condemnation.

          Section 7.2.  Casualty.  In the event of a fire or other casualty,
          ----------------------
Lessee shall comply with the terms of the Franchise License Agreement, the Participating Lease and the Financing Documents, and if, as a result thereof, the Franchise License Agreement and the Participating Lease remain in full force and effect and, within ninety (90) days after the occurrence of such event, Lessee notifies Manager that a decision has been made to restore the Hotel, this Agreement shall not terminate provided that the Hotel is thus restored within a reasonably appropriate period of time.


                                 ARTICLE VIII.
                          DEFAULT: TERMINATION RIGHTS
                          ---------------------------

          Section 8.1.  Lessee's Default.  (a) Definition.  The following shall,
          ------------------------------       ----------
at the election of Manager, constitute events of default by Lessee under this Agreement (each such event being referred to herein as a "Lessee Default"):

               (i) The failure of Lessee to pay any amount to Manager provided for herein or to maintain, restore, or supplement the Hotel Accounts, the Minimum Balance, the Operating Deficit Advance or the Reserve Fund as herein provided for a period of ten (10) days after written notice by Manager of such failure.

               (ii) Material failure of Lessee to keep or perform any duty, obligation, covenant or agreement of Lessee under this Agreement (other than the obligations that are the subject of Section 8.1(a)(i) above) and such failure continues for a period of 30 days after receipt of written notice thereof from Manager; provided, however, if such failure cannot reasonably be remedied or corrected within such 30-day period, then such 30-day period shall be extended for such additional period as may be reasonably required to cure such default but only if the Lessee promptly commences to cure such default and continues thereafter with all due diligence to complete such a cure to the reasonable satisfaction of Manager.

               (iii) Lessee or the Partnership is voluntarily or involuntarily dissolved or declared bankrupt or is insolvent, or commits an act of bankruptcy or enters into liquidation whether compulsory or voluntary other than for the purpose of amalgamation or reconstruction or compounds with its creditors, or has a receiver appointed over all or any part of its assets, or conveys title in lieu of foreclosure.

          (b)  Remedies.  On the occurrence of any Lessee Default, Manager shall
               --------
have the right to terminate this Agreement by written notice to Lessee, in addition to its other rights hereunder and its rights to seek damages or other remedies available to it at law or in equity.

          Section 8.2.  Manager Default.  (a) Definition.  The following shall,
          -----------------------------       ----------
at the election of Lessee, constitute events of default by Manager under this Agreement (each such event being referred to herein as a "Manager Default"):

               (i) Material failure of Manager to keep or perform any duty, obligation, covenant or agreement of Manager under this Agreement and such failure shall continue for a period of 30 days after receipt of written notice thereof from Lessee; provided, however, if such failure cannot reasonably be remedied or corrected within such 30-day period, then such 30-day period shall be extended for such additional period as may be reasonably required to cure such default provided that Manager promptly commences to cure such default and continues thereafter with all due diligence to complete such cure to the satisfaction of Lessee.

               (ii) Manager is voluntarily or involuntarily dissolved or declared bankrupt or is insolvent, or commits an act of bankruptcy, or enters into liquidation whether compulsory or voluntary other than for the purpose of amalgamation or reconstruction or compounds with its creditors, or has a receiver appointed over all or any part of its assets.

               (iii) Manager shall fail to deliver to Lessee within one hundred twenty (120) days after the end of each calendar year an audited financial statement of Manger showing a net worth (computed in accordance with GAAP) in excess of a negative three hundred thousand dollars (-$300,000).]+++

               (iv) Manager shall fail to comply with any covenant or condition in any of the Financing Documents which results in the occurrence of an event of default thereunder.

          (b)  Remedies.  Upon the occurrence of a Manager Default, Lessee shall
               --------
have the right to terminate this Agreement by written notice to Manager, in addition to its other rights hereunder and its rights to seek damages or other remedies available to it at law or in equity.

          Section 8.3.  Delays.  Notwithstanding any other provision of this
          --------------------
Agreement, if any event of the type described in Article VI or VII occurs and Manager is unable to operate a substantial portion of the Hotel for a period of ninety (90) days, Manager shall have the right to terminate this Agreement upon thirty (30) days' prior written notice to Lessee, without liability on the part of Manager or its subsidiaries or affiliates.

          Section 8.4. Transition Upon Termination.  Upon any termination of
          -----------------------------------------
this Agreement other than as a result of a material uncured Manager Default, the remainder of all fees and payments that would be due to Manager under this Agreement as of the effective date of termination, including all accrued and unpaid fees and reimbursable charges and expenses, shall be paid to Manager within ten (10) days after delivery to Lessee of an itemized statement of such fees and payments and Manager shall be entitled to exercise the right of set-off provided in Section 10.16 below with respect to such fees, charges and expenses. Manager shall deliver to Lessee, or such other person or persons as Lessee may designate, copies of all books and records of the Hotel and all funds in the possession of Manager belonging to Lessee and received by Manager pursuant to the terms of this

Agreement, and shall assign, transfer or convey to such person or persons all service contracts and personal property relating to or used in the operation and maintenance of the Hotel, except any personal property which is owned by Manager. Manager, at its cost and expense, shall remove all signs that it may have placed at the Hotel indicating that it is the manager of same and replace and restore any damage resulting therefrom. Manager shall also, for a period of thirty (30) days after such expiration or termination, make itself available to consult with and advise Lessee or such other person or persons regarding the operation and maintenance of the Hotel at a consultation fee, and with an accounting fee, to be agreed upon between Manager and Lessee.

          Section 8.5.  Termination Upon Termination of Participating Lease.
          ------------------------------------------------------------------
This Agreement shall terminate upon termination of the Participating Lease.


                                  ARTICLE IX.
                         APPLICABLE LAW AND ARBITRATION
                         ------------------------------

          Section 9.1.  Applicable Law.  The interpretation, validity and
          ----------------------------
performance of this Agreement shall be governed by the procedural and substantive laws of the State of Texas. If any judicial authority holds or declares that the law of another jurisdiction is applicable, this Agreement shall remain enforceable under the laws of that jurisdiction.

          Section 9.2.  Arbitration of Financial Matters.
          ----------------------------------------------

          (a)  Matters to be Submitted to Arbitration.  In the case of a dispute
               --------------------------------------
with respect to any of the following matters, either party may submit such matter to arbitration which shall be conducted by the Accountants (as defined in Section 9.2(b) below):

               (i)   Computation of the Management Fees;

               (ii)  Reimbursements due to Manager under the provisions of
Section 10.14;

               (iii) Any adjustment in the Minimum Balance under the provisions of Section 3.1 (d);

               (iv) Any adjustment in dollar amounts of insurance coverages required to be maintained hereunder; and

               (v)   Any dispute concerning the approval of an Operating Budget.

All disputes concerning the above matters shall be submitted to the Accountants. The decision of the Accountants with respect to any matters submitted to them under this Section 9.2(a) shall be binding on both parties hereto.

          (b)  The Accountants.  The "Accountants" shall be one of the so-called
               ---------------
"Big Six" firms of certified public accountants, represented by a partner or manager level employee who has personal experience with the hotel industry and hotel operations. Lessee and Manager may select any one of such public accounting firms, notwithstanding any existing relationships which may exist between Lessee or Manager and such accounting firm. The party desiring to submit any matter to arbitration under Section 9.2(a) shall do so by written notice to the other party, which notice shall set forth the items to be arbitrated and such party's choice of an accounting firm. The party receiving such notice shall within 15 days after receipt of such notice either approve such notice, or designate one of the remaining firms by written notice back to the first party, and the first party shall within 15 days after receipt of such notice either approve such choice or disapprove the same. If both parties shall have approved one of the firms under the preceding sentence, then such firm shall be the "Accountants" for the purposes of arbitrating the dispute. If the parties are unable to agree on an accounting firm, then the accounting firm selected by each party shall represent the respective parties and the two firms so selected shall select a third firm, and the three firms so selected shall be the "Accountants" for such purpose. The Accountants shall be required to render a decision in accordance with the procedures described in Section 9.2(c) within 15 days after being notified of their selection. The fees and expenses of the Accountants with respect of each disputed item will be paid by the non-prevailing party. In the event that either Lessee or Manager cannot locate an "Accountant" satisfying all of the above criteria who is willing to act as an arbitrator hereunder, the matter shall be submitted to the American Arbitration Association for arbitration in accordance with the procedures set forth herein.

          (c)  Procedures.  In all arbitration proceedings submitted to the
               -----------
Accountants, the Accountants (either the mutually agreed upon firm acting alone or two of the three firms selected to constitute a panel) shall be required to agree upon and approve in writing the substantive position advocated by Lessee or Manager with respect to each disputed item. Any decision rendered by the Accountants that does not reflect the position advocated by Lessee or Manager shall be beyond the scope of authority granted to the Accountants and, consequently, may be overturned by either party. All proceedings by the Accountants shall be conducted in accordance with the Uniform Arbitration Act, except to the extent the provisions of such act are modified by this Agreement or by the mutual agreement of the parties. Unless Lessee and Manager agree otherwise, all arbitration proceedings shall be conducted at the Hotel.

          (d)  Performance During Disputes.  It is mutually agreed that during
               ----------------------------
any kind of bona fide, good faith controversy, claim, disagreement or dispute, including a dispute as to the validity of this Agreement, Manager shall remain in possession of the Hotel as Manager, and Lessee and Manager shall continue their performance of the provisions of this Agreement and its exhibits until termination of Manager's services pursuant to the terms of this Agreement.

                                   ARTICLE X.
                               GENERAL PROVISIONS
                               ------------------

          Section 10.1.  Authorization.  Lessee and Manager represent and
          ----------------------------
warrant to each other that their respective companies have full power and authority to execute this Agreement and to be bound by and perform the terms hereof. On request, each party shall furnish to the other evidence of such authority.

          Section 10.2.  Relations.  Manager and Lessee shall not be construed
          ------------------------
as joint venturers or partners of each other by reason of this Agreement and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

          Section 10.3.  Manager's Contractual Authority in the Performance of
          --------------------------------------------------------------------
this Agreement.  Manager is authorized to make, enter into and perform in the
- --------------
name of and for the account of Lessee any contracts deemed necessary by Manager to perform its obligations under this Agreement. In exercising its authority hereunder, Manager shall be entitled to execute and enter into contracts without the specific approval of Lessee so long as each such contract (i) requires expenditures or otherwise establishes liability of twenty-five thousand dollars ($25,000) or less and (ii) has a term (including options in favor of Manager or Lessee to renew) of one (1) year or less or can be canceled without penalty upon sixty (60) days' notice or less. Any contract that does not satisfy the conditions set forth in the preceding sentence shall require the prior approval in each instance of Lessee, regardless whether such expenditure is authorized in an applicable budget, unless the form of the contract proposed to be entered into has been approved in advance by Lessee. Lessee agrees promptly to respond to any request for approval and further agrees that its consent shall not be unreasonably withheld or delayed. Manager shall be authorized to enter into contracts with affiliates of Manager, but only so long as Lessee shall have approved in advance by approved budget or otherwise the cost of the service or product to be provided by such affiliate and only if in accordance with the terms of this Agreement. Manager shall have no authority to enter into any contract in the name of or for the account of the Partnership.

          Section 10.4.  Further Actions.  Lessee and Manager agree to execute
          ------------------------------
all contracts, agreements and documents and to take all actions reasonably necessary to comply with the provisions of this Agreement and the intent hereof.

          Section 10.5.  Successors and Assigns.  This Agreement is not
          -------------------------------------
assignable by Manager without the prior written consent of Lessee.

Lessee shall have the right to assign this Agreement to any party acquiring or leasing Lessee's interest in the Hotel, if such assignee or lessee shall expressly assume, or be deemed to assume, the obligations of Lessee arising hereunder. Otherwise, Lessee shall not have the right to assign this Agreement without the prior written consent of Manager, which consent shall not be unreasonably withheld or delayed.

          Section 10.6.  Notices.  All notices or other communications provided
          ----------------------
for in this Agreement shall be in writing and shall be either hand delivered, delivered by certified mail, postage prepaid, return receipt requested, delivered by an overnight delivery service, or delivered by facsimile machine (with an executed original sent the same day by an overnight delivery service), addressed as set forth on Exhibit "A". Notices shall be deemed delivered on the date that is four (4) calendar days after the notice is deposited in the U.S. mail (not counting the mailing date) if sent by certified mail, or, if hand delivered, on the date the hand delivery is made, or if delivered by facsimile machine, on the date the transmission is made if receipt is confirmed. If given by an overnight delivery service, the notice shall be deemed delivered on the next business day following the date that the notice is deposited with the overnight delivery service. The addresses provided on Exhibit "A" may be changed by any party by notice given in the manner provided herein.

          Section 10.7.  Documents.  Lessee shall furnish Manager copies of all
          ------------------------
leases, title documents, property tax receipts and bills, insurance statements, all financing documents relating to the Hotel and such other documents pertaining to the Hotel as Manager shall request.

          Section 10.8.  Defense.  Manager shall defend and/or settle any claim
          ----------------------
or legal action brought against Manager or Lessee, individually, jointly or severally, in connection with the operation of the Hotel. Manager or the applicable insurance carrier shall retain legal counsel and Manager shall supervise legal counsel, accountants and such other professionals, consultants and specialists as Manager deems appropriate to defend and/or settle any such claim or cause of action. Lessee shall have the right to actively participate in the defense of any such claim or cause of action in which Lessee is a named defendant. Manager shall confer with Lessee concerning any settlement proposal that Manager is considering accepting, regardless whether Lessee is a named party, but Lessee's approval shall not be required if Lessee is not a named party and the settlement is covered by insurance. Lessee's approval shall be required with respect to any proposed settlement of any claim or cause of action in which Lessee is a named party or that is not covered by insurance (excluding any deductible amount specified in the applicable policy of insurance). All liabilities, costs, and expenses, including attorneys' fees and disbursements, incurred in defending and/or settling any such claim or legal action which are not covered by insurance shall be an expense of Lessee or Manager as applicable under the provisions of Section 5.

          Section 10.9.  Waivers.  No failure or delay by Manager or Lessee to
          ----------------------
insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term, or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

          Section 10.10.  Changes.  Any change to or modification of this
          -----------------------
Agreement, including, without limitation, any change in the application of this Agreement to the Hotel, must be evidenced by a written document signed by both the Manager and the Lessee.

          Section 10.11.  Captions.  The captions for each Article and Section
          ------------------------
are intended for convenience only.

          Section 10.12.  Severability.  If any of the terms and provisions
          ----------------------------
hereof shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any of the other terms or provisions hereof. If, however, any material part of a party's rights under this Agreement shall be declared invalid or unenforceable (specifically including Manager's right to receive its Management Fees) the party whose rights have been declared invalid or unenforceable shall have the option to terminate this Agreement upon thirty
(30) days' written notice to the other party, without liability on the part of the terminating party.

          Section 10.13.  Interest.  Any amount payable to Manager or Lessee by
          ------------------------
the other which has not been paid when due shall accrue interest at the lesser of: (i) the highest legal limit in the state in which the Hotel is located, or
(ii) two percentage points (2%) over the published base rate of interest charged by Citibank, N.A., New York, New York, to borrowers on ninety (90) day unsecured commercial loans, as the same may be changed from time to time.

          Section 10.14.  Reimbursement.  The performance by Manager of its
          -----------------------------
responsibilities under this Agreement is conditioned upon Lessee providing sufficient funds to Manager on a timely basis to enable Manager to perform its obligations hereunder. Nevertheless, Manager shall be entitled, at its option and without any obligation to do so, after first providing not less than ten
(10) days' prior written notice to Lessee specifying the obligations to be satisfied and the amount of money to be advanced, to advance funds or contribute property on behalf of the Lessee to satisfy obligations of Lessee in connection with the Hotel and this Agreement; provided, however, that Manager shall not be required to give prior written notice to advance funds for the purpose of paying compensation for Hotel personnel within the Operating Budget or to remedy an emergency or with respect to any other advance of funds for which provision is otherwise made herein. Manager shall keep appropriate records to document all reimbursable expenses paid by Manager, which records shall be made available for inspection by Lessee or its agents upon request. Lessee agrees to reimburse Manager with interest upon demand for money paid or property contributed by Manager to satisfy obligations of Lessee in connection with the Hotel and this Agreement. Interest shall be calculated at the rate set forth in Section 10.13 from the date Manager remits the funds or contributes the property for the satisfaction of such obligation to the date reimbursement is made.

          Section 10.15.  Agreement.  This Agreement is not, and shall not be
          -------------------------
deemed at any time to be or to create, an interest in real estate or a lien or other encumbrance of any kind whatsoever against the Hotel or the land on which it is erected.

          Section 10.16.  Setoff.  Other than as provided in Sections 9, 10 and
          ----------------------
11 of Exhibit B hereto, Manager shall have the right to set off against the Hotel Accounts and all other amounts payable to the Lessee hereunder any amount due and payable to Manager under this Agreement.

          Section 10.17.  Third Party Beneficiary.  This Agreement is
          ---------------------------------------
exclusively for the benefit of Manager and Lessee and it may not be enforced by any party other than such parties and shall not give rise to liability to any third party other than the authorized successors and permitted assigns of such parties.

          Section 10.18.  Brokerage.  Manager and Lessee represent and warrant
          -------------------------
to each other that neither has sought the services of a broker, finder or agent in this transaction, and neither has employed, nor authorized, any other person to act in such capacity. Manager and Lessee each hereby agrees to indemnify and hold the other harmless from and against any and all claims, loss, liability, damage or expenses (including reasonable attorneys' fees) suffered or incurred by the other party as a result of a claim brought by a person or entity engaged or claiming to be engaged as a finder, broker or agent by the indemnifying party.

          Section 10.19.  Survival of Covenants.  Any covenant, term or
          -------------------------------------
provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

          Section 10.20.  Estoppel Certificate.  Manager and Lessee each agrees
          ------------------------------------
to furnish to the other party, from time to time upon request, an estoppel certificate in such reasonable form as the requesting party may request stating whether there have been any defaults under this Agreement known to the party furnishing the estoppel certificate and such other information relating to the Hotel as may be reasonably requested.

          Section 10.21.  Other Agreements.  Except to the extent as may now or
          --------------------------------
hereafter be specifically provided, nothing contained in this Agreement shall be deemed to modify any other agreement between Lessee and Manager with respect to the Hotel or any other property or with respect to the Franchise License Agreement or the Participating Lease.

          Section 10.22.  Periods of Time.  Whenever any determination is to be
          -------------------------------
made or action is to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of the state of Texas and/or the state in which the Hotel is located, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

          Section 10.23.  Preparation of Agreement.  This Agreement shall not be
          ----------------------------------------
construed more strongly against either party regardless of who is responsible for its preparation.

          Section 10.24.  Exhibits.  All exhibits attached hereto are
          ------------------------
incorporated herein by reference and made a part hereof as if fully rewritten or reproduced herein.

          Section 10.25.  Counterparts.  This Agreement may be executed in two
          ----------------------------
(2) or more counterparts, each of which shall be deemed an original.

          Section 10.26.  Attorney's Fees and Other Cost.  The parties to this
          ----------------------------------------------
Agreement shall bear their own attorney's fees in relation to negotiating and drafting this Agreement. Should Lessee or Manager engage in litigation to enforce their respective rights pursuant to this Agreement, the prevailing party shall have the right to indemnity by the non-prevailing party for an amount equal to the prevailing party's reasonable attorneys' fees, court costs and expenses arising therefrom.

          Section 10.27.  Manager's Supervisor.  Lessee acknowledges the special
          ------------------------------------
relationship of Manager's general manager/supervisor at the Hotel ("Supervisor") to Manager and Supervisor's knowledge of Manager and that Manager would suffer great loss and damage if this Agreement were terminated and Supervisor, or any constituent of Supervisor, were engaged directly or indirectly for the performance of Manager's duties hereunder or with respect to other similar properties. Further, it would be difficult to ascertain the damages that might result to Manager in such instance. Therefore, Lessee agrees that no constituent of Supervisor shall be engaged or employed by Lessee or any related person or entity in a management or management-related capacity, including without limitation consultant services, with respect to the Hotel or with respect to any hotel, motel or other overnight guest lodging related business located within a one hundred (100) mile radius of the Hotel for a period of twelve (12) months following termination of this Agreement by Lessee. Breach of this covenant by Lessee shall be enforceable by Manager by injunctive relief or, if unavailable or unsuccessful, then by suit for damages, if provable. This Section shall survive any expiration or termination of this Agreement and shall continue to bind the parties hereto in accordance with the terms hereof. The covenant contained in this Section shall be construed as a covenant and agreement independent of any other provision of this Agreement, and the allegation or existence of any claim or cause of action of Lessee against Manager, whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by Manager of the covenant contained herein.

          Section 10.28.  Entire Agreement.  This Agreement contains the entire
          --------------------------------
agreement between Lessee and Manager regarding the management of the Hotel and supersedes all prior agreements relating thereto.

          The parties have respectively caused this Agreement to be executed as of the date set forth in the introductory paragraph above.

                              LESSEE:

                              AGH LEASING, L.P.

                              By: AGHL GP, Inc., its general partner


                                  By:
                                      --------------------------------------
                                      Name:
                                      Title:


                              MANAGER:

                              AMERICAN GENERAL HOSPITALITY, INC.



                                  By: --------------------------------------
                                      Name:
                                      Title:

                                  EXHIBIT "A"
                                  -----------

                              DEAL SPECIFIC TERMS
                              -------------------


Term:  Twelve (12) years from the Effective Date.
- -----

Initial Minimum Balance for the Hotel Accounts:  Twenty-Five Thousand Dollars
- -----------------------------------------------
($25,000.00).

Initial Lessee's Representatives:  Steven D. Jorns and Kenneth E. Barr
- ---------------------------------

Disbursement Schedule:
- ----------------------

     Each calendar month Manager shall disburse funds from the Hotel Accounts to the extent available to pay the following costs and expenses, to the extent due and payable or earned:

     (a) monthly Base Rent and quarterly Participating Rent under the Participating Lease;

     (b) all fees, assessments and charges due and payable under the Franchise License Agreement;

     (c) the Basic Management Fee and the Incentive Management Fee (subject, however, to the provisions of Paragraphs 9, 10 and 11 of Exhibit "B");

     (d) all reimbursements or reimbursable expenses due Manager including, without limitation, those reimbursements required under Sections 2.1(g) and 10.14 hereof;

     (e)  all other Operating Costs;

     (f)  all other Ownership Costs;

     (g)  additional costs and expenses to the extent requested by Lessee;

     (h)  repayment of any Operating Deficit Advances; and

     (i)  deposits into the Reserve Fund.

     After the disbursements set forth above, any excess funds remaining in the Hotel Accounts over the Minimum Balance shall be distributed to Lessee. If after making the disbursements set forth above, there shall be a deficiency in the Minimum Balance, Lessee shall within five (5) business days of Manager's written request, provide such funds as may be required to maintain the Minimum Balance in the Hotel Accounts.

Notices:
- --------
Lessee:                              Manager:

AGH Leasing, L.P.                    American General Hospitality, Inc.
3860 W. Northwest Hwy., Suite 300    3860 W. Northwest Hwy, Suite 300
Dallas, Texas 75220                  Dallas, Texas 75220
Fax:  (214) 351-0568                 Fax:  (214) 351-0568
Attn:  Steven D. Jorns and/or        Attn:  Robert J. Karch and/or
         Kenneth E. Barr             Elizabeth Williams


with a copy for Lessee to:           with a copy for Manager to:

Steven L. Lichtenfeld, Esq.          Parker Nelson, Esq.
Battle Fowler LLP                    Calhoun & Stacy, PLLC
Park Avenue Tower                    901 Main St., Suite 5700
75 East 55th Street                  Dallas, Texas 75202-3747
New York, NY  10022                  Fax No. (214) 748-1421
Fax No. (212) 856-7812


                                  EXHIBIT "B"
                                  -----------

                                MANAGEMENT FEES
                                ---------------

          1.   Defined Terms.  Certain capitalized terms in this Exhibit "B",
               --------------
are defined in Paragraph 8 below; other capitalized terms have the meaning given such terms herein or in the Agreement.

          2.   Basic Management Fee.  Subject to paragraphs 9, 10 and 11 below,
               ---------------------
commencing with the Effective Date and continuing during the Term of this Agreement, Lessee shall pay to Manager a basic management fee (the "Basic Management Fee"), payable monthly in an amount equal to one and one-half percent (1.5%) (such percentage is referred to herein as the "Applicable Percentage") of Adjusted Gross Revenues for the preceding calendar month, payable as soon as Manager has closed the books for the applicable calendar month. Any overpayment of the Basic Management Fee shall be refunded by Manager within sixty (60) days after the end of each Term Year.

          3.   Incentive Management Fee.  (a) Subject to paragraphs 9, 10 and 11
               -------------------------
below, commencing with the first full Fiscal Quarter (as defined below) following the Effective Date and continuing until the year ending December 31, 2000, Lessee shall pay to Manager an incentive management fee (the "Incentive Management Fee") equal to .025% of Adjusted Gross Revenues during the applicable Term Year for every 0.1% increase in the Adjusted Gross Revenues for such Term Year over the Adjusted Gross Revenues for the preceding Term Year up to a maximum Incentive Management Fee of 2.0% of Adjusted Gross Revenues for such Term Year. The Incentive Management Fee shall be computed and paid within ten
(10) days after the end of each Fiscal Quarter during the Term Year (based on the percentage increase in the Adjusted Gross Revenues for the applicable Term Year through the end of such Fiscal Quarter over the Adjusted Gross Revenues for the comparable period of time during the prior Term Year) and adjusted and reconciled to reflect the actual results at the completion of each such Term Year; if there has been any overpayment or underpayment of the Incentive Management Fee to Manager for such Term Year as a result of the prior quarterly payments, the amount thereof shall be either refunded or paid at such time, as the case may be. In any event, any overpayment of the Incentive Management Fee as of the end of any Term Year shall be refunded by Manager within sixty (60) days after the end of such Term Year. In the event that any Term Year shall be less than 365 days, the Incentive Management Fee for such Term Year shall be computed by comparing the Adjusted Gross Revenues for such Term Year to the Adjusted Gross Revenues for the comparable period of time during the prior Term Year. As used herein, the term "Fiscal Quarter" shall mean any three month period ending on March 31, June 30, September 30 or December 31.

               (b) During the 60 day period prior to January 1, 2001 and every fourth (4th) anniversary thereafter during the term of this Agreement (the "Renegotiation Period"), the Lessee and Manager shall in good faith renegotiate the terms of the Incentive Management Fee to reflect current market conditions, the performance of the Hotel and comparable management and operating agreements that take into account the size and location of the Hotel; provided, however, without the consent of the Lessee, the Incentive Management Fee shall be limited to an aggregate maximum of 2.0% of Adjusted Gross Revenues. Such renegotiated fee shall be reflected in an amendment to this Agreement and shall be effective during the period commencing with the expiration of the applicable Renegotiation Period and continuing for a period of 4 years thereafter.

          4.   Accounting Reimbursement.  Commencing with the Effective Date,
               -------------------------
and continuing during the term of this Agreement, Lessee shall pay to Manager a reimbursement of $1,500 per month, if the Hotel is a "full service" hotel (containing a restaurant and meeting rooms), or $1,000 per month, if the Hotel is a "limited service" hotel (the "Accounting Reimbursement"), for accounting and financial management services rendered. At the beginning of the first Fiscal Year following the first anniversary of this Agreement, and thereafter at the beginning of each Fiscal Year for the balance of the term of this Agreement, the Accounting Reimbursement will be adjusted annually by the CPI. The Accounting Reimbursement shall be considered an Operating Expense.

          5.   Reimbursable Expenses.  Subject to the provisions of Section 2.1,
               ----------------------
Lessee shall reimburse Manager for all reasonable out of pocket expenses incurred by Manager for the account of and in connection with the operation of the Hotel, such as reasonable travel expenses of Manager's executive personnel incurred traveling to and from or on behalf of the Hotel, payroll processing, and computer terminals placed at the Hotel for the transmission of data between Manager and the Hotel. The intent being that the Manager shall not incur operating expenses of the Hotel.

          6.   Books and Records.  Manager shall maintain in the books and
               ------------------
records of the Hotel all Management Fees that have been paid and shall set forth therein the accrual of all Management Fees that have been earned but are not yet due and payable.

          7.   Proration.  With respect to any calculation in this Exhibit "B"
               ----------
that is based on a Term Year that is not a full calendar year, such calculation shall be prorated for any partial Term Year based on the actual number of days elapsed in such partial Term Year that is applicable to the calculation.

          8.   Definitions.  Unless otherwise expressly provided, each
               ------------
definition applies to each Term Year:

          The term "Adjusted Gross Revenues" shall mean Gross Revenues less (a)
                   -------------------------
the following revenues actually received by the Hotel and booked as part of Gross Revenues: (i) any gratuities or service charges added to a customer's bill; (ii) any sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, and tourist taxes or charges; (iii) any proceeds from the sale or other disposition of the Hotel or its furnishings, equipment or other capital assets, (iv) any fire, extended coverage or liability insurance proceeds; (v) any condemnation awards; (vi) any proceeds of financing or refinancing of the Hotel; and (b) the following that are actually paid or credited after having been booked as part of Gross

Revenues; (i) any credits or refunds made to customers, guests or patrons; (ii) any sums and credits received by Lessee for lost or damaged merchandise:

          The term "Gross Revenues" shall be defined as all revenues and income
                   ----------------
of any nature derived directly or indirectly from the Hotel or from the use or operation thereof, whether on or off the site, including total room sales, food and beverage sales, if any, laundry, telephone, and facsimile revenues, other income, rental or other payments from lessees, sublessees, licensees and concessionaires (but not the gross receipts of such lessees, sublessees, licensees or concessionaires, except for the gross receipts of any lessee/concessionaire holding the liquor license(s) for the Hotel which shall be included in Gross Revenues) and the proceeds of business interruption, use, occupancy or similar insurance.

          The term "Operating Costs" shall mean the entire cost and expense of
                   -----------------
maintaining, operating and supervising the operation of the Hotel and are sometimes referred to as "Hotel Expenses" or "Expenses of the Hotel." Operating Costs shall be the sum of such costs and expenses which are normally charged as a cost of operation under standard accounting practices, including but not limited to: (i) the Management Fees; (ii) all amounts payable under the Franchise License Agreement; (iii) all reimbursable expenses due Manager; (iv) the cost of operating equipment and operating supplies, wages, salaries and employee fringe benefits, advertising and promotional expenses, the cost of personnel training programs, utility and energy costs, operating licenses and permits, grounds and landscaping maintenance costs and equipment rentals; (v) all expenditures made for maintenance and repairs to keep the Hotel in good condition and repair, specifically excluding capitalized expenditures for capital replacements; (vi) premiums and charges on the insurance coverages specified in Exhibit "C" and in the Participating Lease (to the extent not covered in either Exhibits "C" or "D"); and (vii) audit, legal and other professional or special fees pertaining to the Hotel or the operation thereof. Operating Costs do not include Ownership Costs.

          The term "Ownership Costs" shall mean (i) depreciation of the Hotel,
                   -----------------
furnishings, fixtures and equipment; (ii) rental pursuant to a ground lease, if any, or any other lease payments; (iii) debt service (interest and principal) on any mortgage(s) encumbering the Hotel, including the Financing Documents; (iv) property taxes and assessments; (v) amortization of preopening expenses; (vi) expenditures for capital replacements (to the extent actually capitalized rather than expensed); (vii) premiums for the insurance coverages specified in Exhibit "D"; (viii) equipment rentals for capitalized leases; (ix) administrative and general expenses and disbursements of Lessee, including compensation of employees of Lessee; (x) Federal, State and local Franchise and Income Taxes;
(xi) amortization of bond discounts and mortgage expenses; (xii) such other costs or expenses which are normally treated as "Ownership Costs" under the standard GAAP accounting practices (which are in accordance with generally accepted accounting principles and are substantially similar to the Hotel and Motel Standard System of Accounts); (xiii) repayment of any Operating Deficit Advances;

(xiv) deposits into the Reserve Fund; and (xv) payments of rent (base rent and percentage rent) due under the Participating Lease.

          The term "Term Year" shall mean (i) with respect to the calendar year
                   -----------
during which the Effective Date occurs, the period ending on the last day of such calendar year; (ii) with respect to each subsequent calendar year during the Term other than the last, a twelve month period ending on the anniversary date of the end of the first Term Year, and (iii) with respect to the calendar year during which the end of the Term occurs, the period commencing at the end of the previous Term Year and ending on the date the Term ends.

          9.   Subordination of Management Fees.  Payment of the Basic
               ---------------------------------
Management Fee and the Incentive Management Fee shall be subordinated to the payment of rent (base rent and participating rent) due under the Participating Lease. In the event that there are insufficient funds in the Hotel Accounts to pay all of the base rent and participating rent under the Participating Lease, the Operating Costs and the Ownership Costs, the payment of any Basic and Incentive Management Fees owed to Manager shall be deferred (without interest) to such time as there are sufficient funds in the Hotel Accounts to make such payments.

          10.  Suspension of Payments During Events of Default Under the
               ---------------------------------------------------------
Participating Lease.  Upon written notice from the Partnership of the occurrence
- --------------------
of any monetary Event of Default by the Lessee under the Participating Lease or any default under that certain promissory note given by Lessee to Lessor in connection with the transfer of certain personal property at the Hotel (the "FF&E Note"), no further payments of any Basic and Incentive Management Fees shall be made to the Manager during the continuation of such Event of Default or default. If any sum is paid to Manager on account of any Basic or Incentive Management Fee after the occurrence and during the continuation of a monetary Event of Default under the Participating Lease or a default under the FF&E Note, such sum shall be promptly redeposited by Manager in the appropriate Hotel Accounts. If the Event of Default or default is subsequently cured, any Basic and Incentive Management Fees owed to Manager for the period during which such Event or Default or default continued shall be, subject to the terms of this agreement, be thereafter paid (when otherwise due) to the extent of available funds in the Hotel Accounts.

         11.   Limitation on Certain Management Fees.
               --------------------------------------

         (a) During the Term Years ending December 31, 1996, and December 31, 1997, the Basic and Incentive Management Fees will only be earned and paid to the extent of any Available Lessee Income (as defined below) that is attributable to Lessee operations during each of such years.

          For this purpose:  "Available Lessee Income" shall mean the product of
(i) the Applicable Percentage (as defined below) and (ii) Lessee Income (as defined below).

          "Applicable Percentage" shall mean, as of the end of any Term Year,
           ---------------------
Lessee income from the operations of the Hotel, divided by Lessee income from the operations of all hotels (including the Hotel) leased to the Lessee by the Partnership, in each case determined in accordance with GAAP and expressed as a decimal fraction.

          "Lessee Income" shall mean, as of the end of any Term Year, (A) Lessee
           -------------
income from the operation of all hotels (including the Hotel) leased to the lessee by the Partnership (determined in accordance with GAAP) minus (B) to the extent not previously deducted from Lessee income as set forth in clause (A), the sum of (i) all rent payable to the Partnership under all leases between the lessee and the Partnership, (ii) an allocable share of the Lessee's overhead expenses that relate to hotels leased to the Lessee by the Partnership or its affiliates and (iii) $50,000.

                                  EXHIBIT "C"
                                  -----------

                                   INSURANCE
                                   ---------

          In accordance with and subject to the provisions of Section 2.1 (o), Manager shall procure the insurance coverages (or operate the insurance programs) hereinafter set forth and ensure that they are in full force and effect on the Effective Date and that they remain in full force and effect throughout the Term of this Agreement. All cost(s) and expense(s) incurred by Manager in procuring the following insurance coverages (or operating the insurance programs) shall be Operating Costs and shall be paid from the Hotel
Accounts:

Coverages:                                Amounts of Insurance:

At Lessee's Option:  Workers
- ----------------------------
Compensation Insurance or Qualified
- -----------------------------------
Non-Subscriber Employee Injury Benefit   Statutory or
- --------------------------------------   $1,000,000
Program                                  ($200,000 deductible)
- -------


Employer's Liability                     $1,000,000
- --------------------
(Policy limits may be obtained by
 purchasing an Umbrella Policy)

Fidelity (Employee Dishonesty)           $1,000,000
- --------

Money and Securities                     Minimum of $50,000 Loss Inside/$50,000
- --------------------                     Loss Outside

Hotel Operations Errors & Omissions      $1,000,000
- -----------------------------------

Guest Property on Premises               $5,000 per Claim
- --------------------------

Guest Property in Safes                  $100,000
- -----------------------

          All insurance coverages provided for under this Exhibit "C" shall be effected by policies issued by insurance companies (i) that are authorized to do business in the state in which the Hotel is located; and (ii) that are of good reputation and of sound and adequate financial responsibility, having a Best Rating of A-IX, or better, or a comparable rating if Best ceases to publish its ratings or materially changes its rating standards or procedures.

          Manager shall deliver to Lessee and the Partnership duly executed certificates of insurance with respect to all of the policies of insurance procured, including existing, additional and renewal policies.

          Each policy of insurance maintained in accordance with this Exhibit "C", to the extent obtainable, shall specify that such policies shall not be canceled or materially changed without at least thirty (30) days' prior written notice to Lessee, Manager and the Partnership, except for cancellation due to non-payment of premium which shall require ten (10) days' prior written notice to Lessee, Manager and the Partnership.

          Except as otherwise provided in the Agreement, Manager and Lessee each waives, releases and discharges the other, but only to the extent of collectible insurance proceeds, from all claims or demands which each may have or acquire against the other or the other's subsidiaries, affiliates, directors, officers, agents, employees, independent contractors or partners, with respect to any claims for any losses, damages, liabilities or expenses (including attorneys' fees) incurred or sustained by either of them on account of injury to persons or damage to property or business arising out of the ownership, management, operation and maintenance of the Hotel, regardless whether any such claim or demand may arise because of the fault or negligence of the other party or its subsidiaries, affiliates, officers, employees, directors, agents, partners or independent contractors. Each policy of insurance maintained in accordance with this Exhibit "C" shall contain a specific waiver of subrogation reflecting the above.

          All policies of insurance provided for under this Exhibit "C" shall be carried in the name of the Manager. The Partnership shall be named as an additional insured. Lessee's interest and that of any other applicable party to the extent obtainable will be included in the coverage by an additional insured endorsement.

          Coverage afforded on behalf of the Lessee will be primary and will name the Lessee and such other parties as Lessee shall specify as additional insureds. Manager will also waive rights of subrogation against Lessee with respect to Workers Compensation coverage.

          All such policies of insurance shall be written on an "occurrence" basis, with no per location aggregate limitation.

          Either Manager, the Partnership or Lessee, by notice to the other, shall have the right to require that the minimum amount of insurance to be maintained with respect to the Hotel under this Exhibit "C" be increased to make such insurance comparable with prudent industry standards and to reflect increases in liability exposures, taking into account the size and location of the Hotel.

                                  EXHIBIT "D"
                                  -----------

                                   INSURANCE
                                   ---------

          In accordance with and subject to the provisions of Section 2.1(o), Manager shall procure the insurance coverages (or operate the insurance programs) hereinafter set forth and ensure that they are in full force and effect on the Effective Date and that they remain in full force and effect throughout the Term of this Agreement. All cost(s) and expense(s) incurred by Manager in procuring the following insurance coverages (or operating the insurance programs) shall be Ownership Costs and shall be paid from the Hotel
Accounts:

Coverages:                             Amounts of Insurance:
Builders Risk                          Completed value of the Hotel
- -------------

All risk for term of the initial       Waiver of Co-Insurance
and any subsequent Hotel               Subject to Policy Exclusions
construction and renovation.

Real and Personal Property             100% replacement value of building and
- --------------------------             contents

    Blanket Coverage
    Replacement Cost - all risk        Waiver of Co-Insurance Subject to Policy
    Boiler Machinery - written on a    Exclusions
    comprehensive form

Business Interruption                  Calculated yearly based on estimated
- ---------------------                  Hotel revenues.

     Blanket Coverage for the
     perils insured against under
     Real and Personal Property in
     this Exhibit "D".  This
     coverage shall specifically
     cover Manager's loss of
     applicable management fees.
     The business interruption
     insurance shall be for a
     twelve (12) month indemnity
     period.

Lessee's Protective Liability          $1,000,000
- -----------------------------

All risks from construction and
renovation occurring prior to the
Effective Date and all risks from
Hotel construction and renovation
projects costing more than
$250,000 occurring after the
Effective Date

Comprehensive General Liability*       $10,000,000
- --------------------------------       per location

     Including -
     Premises - Operations
     Products/Completed Operations
     Contractual
     Personal Injury
     Liquor Liability/Dram Shop (if
     applicable)
     Elevators and Escalators
     Valet Parking Away from Premises

Automobile Liability*                  $5,000,000
- ---------------------
     Owned Vehicles
     Non-Owned Vehicles
     Uninsured Motorist where
     required by statute
     Garagekeepers


Automobile Physical Damage (Optional)
- -------------------------------------

     Comprehensive                     (To value if insured)
     Collision
     (*General Liability and Auto Liability limits may be obtained by purchasing an Umbrella Policy.)

     All insurance coverages provided for under this Exhibit "D" shall be effected by policies issued by insurance companies (i) that are authorized to do business in the state in which the Hotel is located; and (ii) that are of good reputation and of sound and adequate financial responsibility, having a Best Rating of A-IX, or better, or a comparable rating if Best ceases to publish its ratings or materially changes its rating standards or procedures.

     Manager shall deliver to Lessee and the Partnership duplicate copies of either insurance policies or certificates of insurance (at Lessee's option) with respect to all of the policies of insurance procured, including existing, additional and renewal policies, and in the case of insurance nearing expiration, shall deliver duplicate copies of the insurance policies or certificates of insurance with respect to the renewal policies to Lessee and the Partnership not less than thirty (30) days prior to the respective dates of expiration.

     Each policy of insurance maintained in accordance with this Exhibit "D", to the extent obtainable, shall specify that such policies shall not be canceled or materially changed without at least thirty (30) days' prior written notice to Lessee, the Partnership and Manager.

     Except as otherwise provided in the Agreement, Manager and Lessee each waives, releases and discharges the other, but only to the extent of collectible insurance proceeds, from all claims or demands which each may have or acquire against the other, or against the other's subsidiaries, affiliates, directors, officers, agents, employees, independent contractors or partners, with respect to any claims for any losses, damages, liabilities or expenses (including attorneys' fees) incurred or sustained by either of them on account of injury to persons or damage to property or business arising out of the ownership, management, operation and maintenance of the Hotel, regardless whether any such claim or demand may arise because of the fault or negligence of the other party or its subsidiaries, affiliates, officers, employees, directors, agents or independent contractors. Each policy of insurance maintained in accordance with this Exhibit "D" shall contain a specific waiver of subrogation reflecting the above.

     All policies of insurance provided for under this Exhibit "D" shall be carried in the name of the Partnership and Manager, and losses thereunder shall be payable to the parties as their respective interests may appear. All liability policies shall name the Lessee and any of its affiliated or subsidiary companies which it may specify, and their respective directors, officers, agents, employees and partners as additional named insureds. Manager will also waive rights of subrogation against Lessee with respect to Workers Compensation coverage.

     All such policies of insurance shall be written on an "occurrence" basis.

     Either Manager, the Partnership or Lessee, by notice to the other, shall have the right to require the minimum amount of insurance to be maintained with respect to the Hotel under this Exhibit "D" be increased to make such insurance comparable with prudent industry standards and to reflect increases in liability exposures, taking into account the size and location of the Hotel.